UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

ARVINMERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant's telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Principal Accounting Officer

     ArvinMeritor, Inc. (“ArvinMeritor”) announced on November 18, 2010 that the Board of Directors of ArvinMeritor appointed Kevin Nowlan as Controller, which is the principal accounting officer of ArvinMeritor, effective December 16, 2010. In connection with his appointment as controller, Mr. Nowlan will receive a 5% increase in his annual base salary.

     Mr. Nowlan, 38, was Treasurer of ArvinMeritor from July 2009 until his appointment as Controller and from 2008 to 2009 served as Assistant Treasurer and from 2007 to 2008 served as vice president of Shared Services of ArvinMeritor. Prior to that, he was director of Capital Planning for General Motors Acceptance Corp. (“GMAC”) from 2006 to 2007 and worked in various roles at GMAC and General Motors Company since 1995.

     In view of the appointment of Mr. Nowlan as Controller, the Board of Directors appointed Mary Lehmann, formerly Senior Vice President, Strategic Initiatives, as Senior Vice President, Treasury and Corporate Development effective December 16, 2010.

     There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Nowlan and any of ArvinMeritor’s executive officers and any director, executive officer or person nominated to become a director or executive officer. No officer of ArvinMeritor was selected pursuant to any arrangement or understanding between him or her and any person other than ArvinMeritor. In addition, Mr. Nowlan did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2010	ARVINMERITOR, INC.

	By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel